Exhibit 10(t)

                     BEFORE THE PUBLIC UTILITIES COMMISSION
                          OF THE STATE OF SOUTH DAKOTA


IN THE MATTER OF THE FILING OF THE  )                 EL99-005
ELECTRIC POWER SERVICE AGREEMENT    )
BETWEEN BLACK HILLS POWER AND       )
LIGHT COMPANY AND THE SOUTH         )
DAKOTA STATE CEMENT PLANT           )
COMMISSION                          )


                             SETTLEMENT STIPULATION


         On April 26, 1999, Black Hills Power and Light Company ("BHPL") filed with the South Dakota Public Utilities Commission ("Commission") a confidential electric power service contract with deviation between itself and the South Dakota State Cement Plant Commission ("Dacotah Cement"). That contract with deviation was intended to replace and supersede the Electric Power Service Agreement between the parties dated May 1, 1987, as amended by Amendment No. 1 to the Industrial Contract Service Agreement dated June 23, 1995.

         The Staff of the Commission ("Staff") and BHPL, collectively referred to as "Parties," upon the execution of this Stipulation, agree that this Stipulation resolves all issues in this docket and otherwise as addressed herein. The Parties stipulate and agree that the Commission may enter an Order consistent with the terms and conditions of this Stipulation, as set forth below:

         1. Confidentiality. The terms and conditions of the contract with deviation between BHPL and Dacotah Cement shall receive "confidential treatment," consistent with the provisions of ARSD 20:10:13:09, et seq., and consistent with the terms and conditions of the filing made by BHPL on April 26, 1999, except that as it concerns the Stipulation relative to the extension of the rate freeze identified herein, which may be made public by BHPL, the Staff, or the Commission, as any of them deem it appropriate.

         2. Safety Net. In Docket EL99-001, BHPL sought the approval of a new general service large optional combined account billing rate schedule. In that docket, the Staff made significant inquiry relative to BHPL's plan to offer benefits to some of its general service large account customers and the potential impact that these reductions to its general service large customers may potentially have on BHPL's "captive customers" and the resulting need for a safety net for such captive customers; namely BHPL's residential and small business customers. As a part of Docket No. EL99-001, the Order entered by the Commission specifically acknowledged the recommended "cautioned approval" of the Commission Staff relative to providing benefits to large customers and the potential impact on captive customers. In this docket, BHPL has proposed rate changes, this time for a large industrial customer, and the Staff has raised additional questions relative to the potential impact on BHPL's captive customers and the concern that cost shifting could occur as a result of the changes in rates for industrial customers.

         3. Request for Waiver of Class Cost of Service Study Requirement. The Parties acknowledge that the Order approved in EL99-001 provided that BHPL shall, in its next general rate proceeding, provide comparison class cost of service studies for general service large customers, reflecting revenues before and after the implementation of the tariff changes under EL99-001, which study was intended to assure that BHPL was not shifting costs between its respective classes of service for the benefit of general service large class customers. The Parties agree that this may be construed as a general rate proceeding and, therefore, request that the Commission waive the requirement for a comparison class cost of service study.

         4. Extension of Rate Freeze and Abeyance of Fuel and Purchased Power Adjustment Tariff. The rate freeze entered by an Order of the Commission in EL95-003 on July 19, 1995, shall be extended from December 31, 1999, subject to the terms and conditions set forth below.

               (a) BHPL shall not file any additional applications with the Commission if this Stipulation is approved, which, if granted, would result in an increase in revenues for the period between January 1, 2000 through December 31, 2004 ("Rate Freeze Period"); provided, however, that this Rate Freeze Period does not prevent BHPL from filing for a rate increase to take effect subsequent to January 1, 2005, or from filing for a rate increase if BHPL's cost of service is expected to increase as a result of an "Extraordinary Event" as defined in paragraph 4(f) below; nor is this Rate Freeze Period intended to prohibit BHPL from filing rate applications that request changes in rates for reasons other than to obtain a general rate increase.

               (b)  Staff enters into this  Stipulation  in the public  interest and in the interest of BHPL's South Dakota electric customers in order to provide for the continued protection of rate stability during the Rate Freeze Period, and Staff agrees that BHPL should continue to pursue and realize the benefits of those opportunities available to BHPL and its unregulated affiliates and subsidiaries, to make BHPL more efficient and competitive over the long term, to the benefit of BHPL's South Dakota customers.

               (c) BHPL shall not include a fuel and purchased power adjustment tariff, nor shall BHPL make any application to reinstate a fuel and purchased power adjustment tariff to take effect prior to January 1, 2005; however, in the event an Extraordinary Event arises, this restriction shall not apply, subject to the terms and conditions of the Extraordinary Event.

               (d) In consideration for the commitment to forgo the fuel and purchased power adjustment tariff, except as otherwise provided herein, and consistent with the Order Approving Settlement Agreement and that certain Settlement Stipulation in EL95-003, BHPL shall continue to retain without adjustment to rates charged to its South Dakota customers all revenues and benefits realized by it from the sale of wholesale capacity and energy, including, without limitation, sales to MDU for its Sheridan, Wyoming load and any and all other sales of wholesale capacity or energy by BHPL. BHPL may effect a transfer and/or assignment of any right which BHPL has in any sale of wholesale capacity and energy, including, without limitation, sales to MDU for its Sheridan, Wyoming load, sales to the City of Gillette, Wyoming, or any other sale of wholesale capacity or energy without a review of the consideration, if any, between BHPL and any affiliate or subsidiary of Black Hills Corporation, subject to the Staff and Commission reviewing the reasonableness and prudency of such actions in any subsequent general rate proceeding which is initiated with the intent to raise or reduce rates when compared to those in effect as a result of this Stipulation. This provision shall continue to apply to BHPL's tariffs until modified by a lawful Order of the Commission.

               (e) BHPL has indicated that during the Rate Freeze Period, it may enter into power purchase transactions or power resource transfers with its affiliated exempt wholesale generator ("EWG"), as defined and regulated in Section 32(k) of the Public Utility Holding Company Act ("Act"), and for the purposes of the Act, Staff and BHPL agree that the Commission has sufficient regulatory authority, resources, and access to the books and records of BHPL and its associates, affiliates, and subsidiaries to exercise its duties under the referenced provisions of the Act. Staff and BHPL agree that Staff and Commission may review the reasonableness and prudency of such purchases between BHPL and its affiliated EWG in any general rate proceeding which is initiated with the intent to raise or reduce rates when compared to those in effect as a result of this Stipulation.

               (f) An Extraordinary Event is the occurrence of one of those items enumerated below:

                           (1) New federal, state or local governmental requirements or governmental charges, including, but not limited to, income taxes, taxes or charges imposed on energy, emissions, environmental extranalities or reclamation obligations, imposed after January 1, 2000, upon BHPL or Wyodak Resources Development Corp. that project to cause BHPL's cost of service to its South Dakota customers to increase in a material amount. Increases in the cost of service of less than $2,000,000 will be presumed not to be material for the purposes of this paragraph.

                           (2) Forced outages, caused by an act of nature or criminal activity or resulting from fire or explosion from any cause, occurring to both the Wyodak Plant and Neil Simpson Unit #2 which are projected to continue simultaneously over a period exceeding 60 days.

                           (3) Forced outage occurring to either the Wyodak Plant or NS #2 which has continued for a period of three months and is projected to be nine months or more.

                           (4) The Consumers Price Index, All Urban, as compiled by the United States Department of Labor increases to a monthly rate for six consecutive months which if continuing for the following six months would result in a 10 percent or more annual inflation rate.

                           (5) The loss of a South Dakota customer or revenue from an existing South Dakota customer that, if projected, would result in a loss of revenue to BHPL of $2,000,000 or more during any 12-month period.

                           (6) If BHPL's cost of coal to its South Dakota customers increases and is projected to increase by more than $2,000,000 over the cost for the most recent calendar year.

                           (7) Electric deregulation as a result of either federal or state mandate which allows any customer of BHPL to choose its provider of electricity at any time during the Rate Freeze Period.

               (g) BHPL represents that during the Rate Freeze Period it will not purchase fuel and electric power which will be intentionally priced artificially low during the Rate Freeze Period and artificially high following the Rate Freeze Period, with the result that customers following the Rate Freeze Period would be subsidizing power costs of customers during the Rate Freeze Period.

         5.       Reduction in Taxes During Rate Freeze Period.

         If any material reduction in federal, state, or local taxes occurs which is projected to materially reduce BHPL's cost of service for its South Dakota customers, the Commission shall have the right in its discretion to modify the stipulation to adjust the rates to reflect the tax changes. Decreases in the cost of service of less than $1,000,000 would be presumed not to be material for purposes of this paragraph.

         6.       General Conditions.

                  (a) Except for ratemaking principles set forth herein, this Stipulation shall not be deemed to constitute any precedential value after the Rate Freeze Period, including, but not limited to, treatment of off-system energy and capacity sales revenues and transactions.

                  (b) The approval of this Stipulation by the Commission shall not in any respect constitute a determination by the Commission as to the merits of any allegations or contentions made in this proceeding.

                  (c) The Stipulation is expressly conditioned upon the Commission's acceptance of all the provisions hereof, without change or a condition which is unacceptable to any Party.

                  (d) Discussions among BHPL and Staff which produced this Stipulation have been conducted with the customary understanding that all offers of settlement and discussions relating thereto are privileged and shall not be used in any manner in connection with this proceeding or otherwise, except as required by law.

                  (e) This Stipulation includes all terms of Settlement and is submitted on the condition that in the event the Commission imposes any change in or condition to this Stipulation which is unacceptable to any Party, this Stipulation shall be deemed withdrawn and shall not constitute any part of the record in this proceeding or any other proceeding nor be used for any other purpose.

                  (f) This Stipulation shall be binding upon the parties hereto and upon their respective successors, assigns, agents and representatives.

                  (g) It is understood that Staff enters into this Stipulation for the benefit of BHPL's South Dakota customers affected hereby and in the public interest.

         7. Statement R. For informational purposes, BHPL shall continue to make annual filings with the Commission of the Statement R computation as presented in Docket EL95-003 to monitor earnings derived from affiliated coal sales to BHPL.

         8. Commission Approval. Each of the Parties request the Commission to enter its order approving this Stipulation and grant the waiver requested in paragraph 3. Failure of the Commission to enter such order shall cause this Stipulation to become null and void.

         Dated June _____, 1999.

BLACK HILLS POWER AND                       STAFF OF THE PUBLIC UTILITIES
LIGHT COMPANY                                        COMMISSION

By  ________________________                By ____________________________
    John K. Nooney, Attorney                   Camron Hoseck, Attorney